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EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                              ISLAND PACIFIC, INC.


         The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

         FIRST: That at a meeting of the Board of Directors of Island Pacific, Inc. (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "ARTICLE IV (A)" so that, as amended, said Article shall be and read as follows:

                  ARTICLE IV (A) CLASSES OF STOCK. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The Corporation is authorized to issue Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $.0001, and Five Million (5,000,000) shares of Preferred Stock, par value $.0001.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the amendment was submitted to the stockholders of the Corporation at the annual stockholders meeting, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 27th day of August 2004.



                                        By: /s/ Michael Tomczak
                                            ------------------------------------
                                            Michael Tomczak, President and Chief
                                            Operating Officer